Exhibit 99.(16)(c)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

PRINCIPAL UNDERWRITER AND INVESTMENT ADVISER

CODE OF ETHICS

Revised November 1, 2004

1.      General Principles

Mutual of America Life Insurance Company (sometimes referred to as “Company”) recognizes its responsibility to be familiar with and to ensure its compliance with the provisions of the Investment Company Act of 1940 (the 1940 Act) and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, as well as the provisions of the Investment Advisers Act of 1940 (the Advisers Act) and the rules promulgated thereunder, including Rule 204A-1, applicable to Mutual of America as an investment adviser and principal underwriter for certain of its defined benefit plan clients.  These provisions require that Mutual of America’s officers and directors should at all times act with fidelity to the interests of clients, including investment company clients for which Mutual of America services as principal underwriter and defined benefit plan advisory clients, and in conformity with just and equitable principles.  This Code of Ethics is intended to cover the Company in its roles as Adviser and Principal Underwriter.

Certain fundamental principles govern the personal investment activities of the Mutual of America’s personnel in regard to personal investing activities and business conduct, namely:  (1) the duty at all times to place the interests of clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; (3) that investment company personnel should not take inappropriate advantage of their positions, (4) that client information and nonpublic information must be safeguarded from disclosure and (5) that employees, officers and directors must comply with the federal securities laws by, among other things, strictly adhering to the Company’s Investment Adviser Compliance Manual, which includes the Company’s Compliance Program.

This Code of Ethics establishes rules of conduct that govern personal investment activities of Mutual of America’s officers, directors and employees and gives effect to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act.  The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield access persons from liability for personal trading or other conduct that violates a fiduciary duty owed to an investment company client.  In some instances the terms “adviser” or “principal underwriter” are used to distinguish the applicability of particular provisions to persons whose duties support the Company in its role as adviser or principal underwriter.  In those instances, “Adviser” or “Principal Underwriter” shall mean the Company in the role identified.

The Company serves as Principal Underwriter solely for its separate accounts, of which it is also the sponsor/depositor, the Company’s role as investment adviser is limited to allocations and rebalancing activities for certain individually managed institutional accounts, and does not include effectuating trades or managing portfolios.

2.      Definitions

(a)     Access person—(i) any director or officer of the Company who has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund, including affiliated mutual funds or who in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities for an investment company client, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to an investment company client regarding the purchase or sale of securities, or (ii) any director or officer of the Company, or of any affiliate, who recommends or implements for defined benefit plan clients the plans’ allocations to investment company client funds, which shall include officers in the Capital Management Department of Mutual of America.

(b)     Advisory employee—(i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to purchases or sales of securities by clients, which shall include, for example, investment accountants, and (ii) any natural person in a control relationship to the Adviser who obtains information regarding securities recommendations being made by the Adviser or purchases and sales by the Adviser’s clients.

(c)     Beneficial ownership—shall have the meaning provided in Section 16 of the Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a spouse and dependent children.

(d)     Client—any person or entity for which the Adviser provides investment advisory services, including investment company clients.

(e)     Equivalent security—a security that has a substantial economic relationship to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(f)      Independent director—a director of the Adviser who would not be an “interested person” of the Adviser or any investment company client within the meaning of Section 2(a)(19) of the 1940 Act and who does not have day-to-day involvement with the operations of the Adviser or any investment company client.

(g)     Investment company client—a company registered as such under the Investment Company Act of 1940 and for which the Underwriter is the principal underwriter.

(h)     Investment personnel—In the case of most advisers this term includes portfolio managers, research analysts, traders, the President and Executive Vice Presidents of the Adviser, and any other advisory employees who provide investment information and/or advice to any portfolio manager and/or help execute any portfolio manager’s investment decisions.  However, in the case of the Company, this category is not applicable due to the limited scope and nature of its advisory activities.

(i)      Principal Underwriter—Mutual of America Life Insurance Company.

3.     Restriction on Personal Investing Activities

(a)     Black-out periods.  No access person shall engage directly or indirectly in any securities activities in anticipation of a client’s transaction.  Accordingly, securities transactions will not be permitted during certain periods as set forth below.

(i)            Access persons other than investment personnel—same-day black-out.  No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on any day during which a client has a pending “buy” or “sell” order in the same or an equivalent security or the Adviser is actively considering recommending the security to a client for purchase or sale.  The prohibition shall continue until the Adviser decides not to recommend the purchase or sale, or, if an order is pending, until the order is executed or withdrawn.  This prohibition shall not apply to an independent director unless the director has actual knowledge of any pending trade or recommendation.  A transaction inadvertently effected in violation of this paragraph (a)(i) will not be considered a violation of this Code if the transaction was pre-cleared pursuant to Section 5 and the access person did not have prior knowledge of trading by a client in the same or an equivalent security.

(ii)           Investment personnel—7 day black-out.  No investment personnel shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) days prior to or after a client’s transaction in the same or equivalent security, or if the Adviser is actively considering recommending the security to a client for purchase or sale until seven (7) days after the Adviser decides not to make a recommendation.  Due to the nature and scope of Adviser’s operations and those of the Principal Underwriter, as of the date of this Code of Ethics there are no investment personnel who are covered by this provision.  This provision shall automatically apply to investment personnel who may be associated with the Underwriter/Adviser in the future.

(iii)          Any profits realized in violation of paragraph (a)(i) or (a)(ii) shall be disgorged.

(b)     Short-term trading.  No advisory employees shall profit in the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days, unless prior written clearance is given by the President of the Adviser or his designee, or the Chairman of the Board when the President is seeking approval, on the basis that no abuse is involved and the equities of the situation support approval of the trade.  Any profits realized in violation of this paragraph (b) shall be required to be disgorged.

(c)     IPOs.  Access persons (other than investment personnel) may purchase securities in an initial public offering only with written pre-clearance pursuant to Section 5.  Investment personnel shall not purchase securities in any initial public offering.

(d)     Private Placements.  No access person shall purchase any security in a private placement (a sale exempt from the registration requirements of the Securities Act of 1933) without written pre-clearance pursuant to Section 5.  The advisory employee shall disclose such investment prior to participating in the Adviser’s subsequent consideration of an investment in the same issuer, and such consideration shall be subject to an independent review by advisory employees who do not have any direct or indirect interest in the issuer.

4.      Purchases and Sales Not Subject to Personal Investing Restrictions

An access person shall not be prohibited under Section 3 of this Code from making the following purchases and sales of securities:

(a)     purchases or sales effected in any account over which an access person has no direct or indirect influence or control, which shall include any account of the access person that is managed on a discretionary basis by a person other than the access person and with respect to which the access person does not in fact influence or control transactions;

(b)     purchases or sales of securities which are not eligible for purchase or sale by any investment company client;

(c)     purchases or sales of securities which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies (mutual funds) and shares of unit investment trusts, provided that investments in mutual funds (aside from money market funds) or unit investment trusts that are advised by the Company or its affiliates, or for which the Company or its affiliates serve as principal underwriter must be reported in accordance with the terms hereof.

(d)     purchases or sales of securities that are non-volitional on the part of the access person;

(e)     purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f)      purchases or sales in index options effected on a broad-based index if the access person has no prior knowledge of activity in such index by an investment company client; and

(g)     purchases which are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

5.      Pre-Clearance of Securities Transactions

(a)     Access persons must preclear their personal securities transactions, other than purchases or sales identified in Section 4 of this Code, by obtaining prior written clearance from the President of the Company or his designee, or the Chief Operating Officer of Mutual of America Capital Management Corporation when the President is seeking approval.

(b)     If any transaction is not effected on a timely basis (within 48 hours) after written preclearance for it is granted, a request for preclearance must be resubmitted by the access person.  A copy of each preclearance shall be provided promptly to the Company’s Chief Compliance Officer.

6.      Other Restricted Activities

(a)     Gifts.  No access person shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Principal Underwriter.  Generally, access persons are limited to receipt in any year of gifts of not more than $100 in value, an occasional dinner or occasional receipt of theatre or sporting event tickets.

(b)     Service as a director.  No access person shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the President of the Principal Underwriter or his designee, or the Chief Compliance Officer when the President is seeking approval.

7.      Reporting

(a)     Initial and annual holdings reports.  Each access person shall disclose all securities in which the access person has direct or indirect beneficial ownership, except securities described under Section 4(a) and 4(c) of this Code, within 10 days of becoming an access person and within 30 days of the end of each calendar year.  Each holdings report shall state the title, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained and shall be current as of a date no more than 45 days prior to the date the person became an access person or the filing of the report, as the case may be and shall reflect the date submitted.

(b)     Quarterly transaction reports.  Each access person shall report every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales of securities listed in Section 4(a),

(c) and (g) of this Code, whether or not a transaction covered by this Code takes place.  A quarterly report is due within 30 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the access person.

(i)            Each quarterly report shall state the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof.

(ii)           A quarterly report also may contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security(ies) reported.

(c)     Brokerage statements.  All access persons, other than independent directors, shall direct their brokers to supply to the Company’s Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal security transactions and copies of periodic statements for all accounts.

(d)     Duplicate reporting—exceptions for quarterly reporting.  Notwithstanding (b) above, an access person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Principal Underwriter with respect to the access person for the period covered when all of the information required under (b) above is contained in the broker trade confirmations or account statements.

8.      Review of Reports

Reports required to be made pursuant to Section 7 of this Code shall be provided to the Company’s Chief Compliance Officer.  The reports shall be reviewed by the Chief compliance officer or such other person as the President of the Principal Underwriter designates.

9.      Standard of Conduct

All personnel are required to treat the interests of the Company’s clients as paramount.  This means that all actions of the Company’s personnel must be governed by the overriding principle that every action and decision must be made so as to further the interests of the Company’s clients, to maximize the attainment of their investment goals and to safeguard nonpublic information about the clients and their accounts, securities, policies, instructions and interests.  No one among the Company’s personnel is permitted to utilize information or knowledge obtained in the course of performing duties as an employee or access person for personal gain or advantage, including gain or advantage of a family member or other person included in the definition of “beneficial ownership”, above.

10.    Certificate of Compliance

Each access person must certify within 30 days of each year end that he or she has:

(a)     read the Code and understood it;

(b)     complied with the Code’s requirements during the past year; and

(c)     disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and

(d)     reported all violations of this Code and the Federal securities laws to the Chief Compliance Officer.

11.    Administration

(a)     Employees are required to immediately report violations of this Code of Ethics or the federal securities laws to the Chief Compliance Officer by e-mail, telephone or in writing.  In the event that the Chief Compliance Officer is not available to receive such notification the report should be made to the General Counsel.  Upon discovering a violation of this Code, the Company may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits to the Company, investment company client or charity, a letter of censure, or suspension or termination of the violator’s employment or position with the Company.

(b)     At least annually, the Company will furnish a written report to the Board of Directors of each investment company client:

(i)            certifying that procedures reasonably necessary to prevent access persons from violating this Code have been adopted; and

(ii)           describing any issues that have arisen under this Code or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

(c)     Each person receiving a copy of this Code of Ethics must acknowledge receipt in writing on the form supplied by the Chief Compliance Officer, and must promptly return the signed form to the Chief Compliance Officer.

11/1/04

Summary of Code of Ethics Requirements for Access Persons

Black-out period—same day as investment company client’s trade
Pre-clearance required for of all transactions except those in §4
Gifts restricted to de minimis amount
Service as director on public co.—pre-clearance req’d
Initial and annual holdings reports required
Quarterly transaction reports—every quarter, for transactions in all securities other than those listed in Section 4(a) or 4(c)
Instruction required to broker-dealers to deliver confirms and account statements to Company’s compliance officer
Annual statement required that have read & complied w/ Code